UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of he Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2006

MAGELLAN MIDSTREAM PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

DELAWARE	0001-126975	73-1599053
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Williams Center

Tulsa, Oklahoma 74172

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (918) 574-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 25, 2006, Magellan Midstream Partners, L.P. (the “Partnership”) entered into a five-year $400,000,000 Amended and Restated Credit Agreement (the “Credit Agreement”) among the Partnership, as borrower, the Lenders party thereto and Wachovia Bank, N.A., as administrative agent. The Credit Agreement restates and amends the Partnership’s Revolving Loan Credit Agreement dated May 25, 2004 (the “2004 Credit Agreement”).

Borrowings under the Credit Agreement will be unsecured and bear interest based on prevailing interest rates as described in the Credit Agreement. Amounts outstanding under the Credit Agreement may be accelerated for typical defaults including, but not limited to, the failure to repay the principal or interest of a borrowing, failure to observe or perform any covenant, failure to pay a material judgment, certain bankruptcy events or a change of control.

As of May 25, 2006, the Partnership had drawn $10.0 million under the 2004 Credit Agreement and repaid such amount from cash on hand at the closing of the Credit Agreement. No material early payment penalties were or are expected to be incurred. As of the date of this filing, $1.1 million of the Credit Agreement’s capacity was obligated for letters of credit and no borrowings were outstanding.

Item 9.01 Financial Statements and Exhibits.

The Partnership wishes to disclose as Exhibit 10.1 the $400,000,000 Amended and Restated Credit Agreement dated as of May 25, 2006 among Magellan Midstream Partners, L.P., as borrower, the Lenders party thereto and Wachovia Bank, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN MIDSTREAM PARTNERS, L.P.

By:	MAGELLAN GP, LLC,
its General Partner

By:	/s/ Lonny E. Townsend
Name:	Lonny E. Townsend
Title:	Vice President, General Counsel, Compliance and Ethics Officer and Assistant Secretary

May 26, 2006

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 10.1	$400,000,000 Amended and Restated Credit Agreement dated as of May 25, 2006 among Magellan Midstream Partners, L.P., as Borrower, the Lenders party thereto and Wachovia Bank, N.A., as Administrative Agent.